PILGRIM AMERICA PRIME RATE TRUST
                  DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN

PURPOSE

         The purpose of the Plan is to provide shareholders of Pilgrim America Prime Rate Trust (the "Trust") with a convenient and economical way to purchase Shares of the Trust and to reinvest their cash Dividends in additional Shares of the Trust.

DEFINITIONS

         The following terms, when capitalized, will have the following meanings when used in this Plan.

         "Administrator" means DST Systems, Inc.

         "Beneficial Owner" means a shareholder who beneficially owns Shares that are registered in a name other than such shareholder's name (for example, where shares are held in the name of a broker, bank or other nominee).

         "Broker and Nominee Form Due Date" means the date upon which a Broker and Nominee Form is due for a Beneficial Owner making an optional cash investment to participate in the next OCI Investment Date. The Broker and Nominee Form Due Date is two business days preceding the relevant OCI Pricing Period.

         "Dividend" means dividends and capital gain distributions, if any.

         "Dividend Record Date" means a date established by the Trust upon which the Shareholders of Record on that day will be entitled to receive the next subsequent Dividend.

         "DRIP" means Dividend Reinvestment Plan.

         "DRIP Investment Date" means the date upon which dividends paid to participants in the dividend reinvestment plan are invested in additional shares of the Trust, which will be each Dividend payment date. DRIP Investment Dates will be set by the Trust in advance. Participants can obtain a schedule of upcoming DRIP Investment Dates by calling the Trust at (800) 331-1080.

         "DRIP Pricing Period" means the period encompassing the Valuation Date and the prior business day.

         "Enrollment Form Due Date" means, for shareholders enrolling in the dividend reinvestment plan, the date upon which Enrollment Forms are due for the shareholder to be eligible to participate in the dividend reinvestment plan for the next and each subsequent Dividend. For shareholders making optional cash investments, it is the date upon which an Enrollment Form specifying the amount and manner of payment of such investment is due for the shareholder to participate in the next OCI Investment Date. The Enrollment Form Due Date for shareholders enrolling in the dividend reinvestment plan is the business day immediately preceding any Dividend Record Date. The Enrollment Form Due Date for shareholders making optional cash investments is two business days preceding the relevant OCI Pricing Period.

         "Market Price" means the volume-weighted average sales price, per share, as reported on the New York Stock Exchange Composite Transaction Tape as shown for any day on Bloomberg screen AQR.

         "OCI" means optional cash investment.

         "OCI  Investment   Date"  means  the  date  upon  which  optional  cash
investments received on or before the relevant OCI Payment Date are first applied by the Administrator to the purchase of Shares. OCI Investment Dates will be set by the Trust in advance. Participants can obtain a schedule of upcoming OCI Investment Dates by calling the Trust at (800) 331-1080.

         "OCI Payment Date" means the date upon which payment of any optional cash investment by a shareholder is due [by 4:00 PM Eastern Time on such date] to be eligible for investment on the next OCI Investment Date. The OCI Payment Date is two business days preceding the relevant OCI Pricing Period.

         "OCI Pricing Period" means the period beginning four Trading Days prior to the Valuation Date through and including the Valuation Date.

         "Open Market" means transactions occurring on the New York Stock Exchange, any other exchange or over-the-counter.

         "Request for Waiver Due Date" means the date upon which Requests for Waiver are due [by 4:00 PM Eastern Time on such date] for optional cash investments in excess of $10,000 to be eligible for approval by the Trust for the next Waiver Investment Date. The Request for Waiver Due Date is the third business day preceding the relevant Waiver Pricing Period.

         "Shareholder of Record" means a shareholder who owns Shares in his or her own name.

         "Trading Day" means a day on which trades of the Shares are reported on the New York Stock Exchange.

         "Valuation Date" means the date upon which it is determined, based upon the Market Price and net asset value of Shares of the Trust, whether the Administrator will purchase Shares on the Open Market or the Trust will issue the Shares for the Plan.

         "Waiver Investment Date" means the date upon which optional cash investments exceeding $10,000 received on or before the relevant Waiver Payment Date, and which have been approved by the Trust, are first applied by the Administrator to the purchase of Shares. Waiver Investment Dates will be set by the Trust in advance. Participants can obtain a schedule of upcoming Waiver Investment Dates by calling the Trust at (602) 417-8254.

         "Waiver Payment Date" means the date upon which payment of any optional cash investment in excess of $10,000 by a shareholder is due [by 4:00 PM Eastern Time on such date] to be eligible for investment on the next Waiver Investment Date. The Waiver Payment Date is two business days preceding the relevant Waiver Pricing Period.

         "Waiver Pricing Period" means the period beginning four Trading Days prior to the Valuation Date through and including the Valuation Date.


ADMINISTRATION

         The Administrator will administer the Plan, purchase and hold Shares acquired under the Plan, keep records, send statements of account activity to participants, and perform other duties related to the Plan as provided herein. Participants may contact the Administrator by writing to:

Pilgrim America Prime Rate Trust
c/o DST Systems, Inc.
Post Office Box 419368
Kansas City, MO 64141

The Administrator also serves as custodian for the Trust. Requests for information pursuant to the Plan may be made to the Trust's Shareholder Services Department at (800) 331-1080.

PARTICIPATION

         Participation in the Plan is open to any shareholder of the Trust, provided that such person or entity fulfills the prerequisites for participation described below under "Enrollment". A Shareholder of Record may participate directly in the plan. A Beneficial Owner may participate in the Plan by either
(i) becoming a Shareholder of Record by having ten or more shares transferred into such shareholder's own name, or (ii) coordinating such shareholder's participation with a broker, bank or other nominee who is the record holder to participate on such shareholder's behalf.

         The Plan is intended for the benefit of investors in the Trust and not for persons or entities who accumulate accounts under the Plan over which they have control for the purpose of exceeding the $10,000 per month maximum without seeking the advance approval of the Trust or who engage in transactions that cause or are designed to cause aberrations in the price or trading volume of the Shares. Notwithstanding anything in the Plan to the contrary, the Trust reserves the right to exclude from participation in the Plan, at any time, (i) persons or entities who attempt to circumvent the Plan's standard $10,000 per month maximum by accumulating accounts over which they have control or (ii) any other persons or entities, as determined in the sole discretion of the Trust. See "Cash Investments Exceeding $10,000" below for a discussion of the requirements for optional cash investments exceeding $10,000.

ENROLLMENT

         A Shareholder of Record may become a participant in the Plan by delivering a completed Enrollment Form to the Administrator. An Enrollment Form is attached.

         Beneficial Owners are eligible to participate in the reinvestment of Dividends and optional cash investments. A Beneficial Owner must instruct the broker, bank or other nominee to complete and sign the Enrollment Form and forward it to its securities depository, which will provide the Administrator with the information necessary to allow the Beneficial Owner to participate in the Plan. To facilitate participation by Beneficial Owners, the Plan is eligible for the Depository Trust Dividend Reinvestment Services.

         Enrollment Forms will be processed as promptly as practicable. Participation in the Plan will begin after the properly completed Enrollment Form has been reviewed and accepted by the Administrator. To be effective with respect to a particular Dividend, an Enrollment Form must be received by the Administrator at least one business day before the Dividend Record Date.

         The Enrollment Form appoints the Administrator as agent for the participant and directs the Trust to pay to the Administrator all of the participant's cash Dividends. The Enrollment Form directs the Administrator to purchase additional Shares of the Trust with such Dividends. The Enrollment Form also directs the Administrator to purchase additional Shares with optional cash investments of not more than $10,000, if any, made by Shareholders of Record. See "Cash Investments Exceeding $10,000" below for a discussion of the requirements for optional cash investments exceeding $10,000. See "Broker and Nominee Form" below for a discussion of the requirements for optional cash investments of a Beneficial Owner. The Enrollment Form also directs the Administrator to reinvest automatically all subsequent Dividends. Dividends will continue to be reinvested until the participant withdraws from the Plan or the Plan is terminated.

BROKER AND NOMINEE FORM

         The Broker and Nominee Form provides the only means by which a broker, bank or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash investments within the minimum and maximum investment limitation established for the Plan (see "Optional Cash Investments" below) on behalf of such Beneficial Owner or interested investor. A Broker and Nominee Form is attached. A Broker and Nominee Form must be delivered to the Administrator each time such broker, bank or other nominee transmits optional cash investments. Broker and Nominee Forms will be furnished at any time upon request to the Administrator.

         The Broker and Nominee Form and appropriate instructions must be received by the Administrator not later than 4:00 p.m. Eastern time on the Broker and Nominee Form Due Date in order for any optional cash investment to be invested on the Investment Date.

REINVESTMENT OF CASH DIVIDENDS

         By delivering a completed Enrollment Form to the Administrator, a participant elects to reinvest cash Dividends in additional Shares of the Trust for each subsequent Dividend with a Dividend Record Date after the Enrollment Form was received. Cash Dividends paid to such participant will be reinvested in additional Shares on each relevant Investment Date. For a discussion of the source and price of shares purchased pursuant to the reinvestment of Dividends, see "Source and Price of Shares for Dividend Reinvestment and Optional Cash Investments" below.

         Shares acquired through the reinvestment program will be credited to shareholder accounts as of the relevant Investment Date.

OPTIONAL CASH INVESTMENTS

         Participants   may  make  optional  cash  investments  in  amounts  not
exceeding $10,000 by personal check or money order, wire investment, or automatic deduction from a bank account. Beneficial Owners wanting to participate in optional cash investments must instruct their broker, bank or other nominee to complete a Broker and Nominee Form and transmit the optional cash payment to the Administrator. Optional cash investments must be at least
$100 for any single investment and may not exceed $10,000 per month. (For the purposes of these limitations, all Plan accounts under the common control or management of a participant may be aggregated, at the Trust's sole discretion.) Optional cash investments exceeding $10,000 per month may be made only upon approval by the Trust of a properly completed Request for Waiver form. See "Request for Waiver" below. There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time. For a discussion of the source and price of shares purchased pursuant to optional cash investments, see "Source and Price of Shares for Dividend Reinvestment and Optional Cash Investments" below.

         Optional cash investments must be received by the Administrator NO LATER THAN 4:00 p.m. Eastern time on the OCI Payment Date, and any payment in the form of check, money order or wire transfer must have cleared on or before the relevant OCI Investment Date in order to be invested on the Investment Date. Optional cash investments exceeding $10,000 must be received (together with a completed and approved Request for Waiver form) by the Administrator in good funds NO LATER THAN 4:00 p.m. Eastern time on the Waiver Payment Date in order for such funds to be invested on the related Investment Date. Upon a participant's written request received by the Administrator no later than two business days prior to the OCI Pricing Period, an optional cash investment not already invested under the Plan will be canceled or refunded to the participant, as appropriate. However, in such latter event, no refund of a check or money order will be made until the funds have been actually received by the Administrator. Accordingly, such refunds may be delayed by up to three weeks.

         The Administrator will apply the optional cash investment from a participant to the purchase of Shares for the account of the participant on the related OCI Investment Date or Waiver Investment Date (see "Source and Price of Shares for Dividend Reinvestment and Optional Cash Investments" and "Cash Investments Exceeding $10,000" below).

         NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE ADMINISTRATOR PENDING INVESTMENT OR TO BE REFUNDED TO THE PARTICIPANT. Accordingly, investors should transmit all optional cash investments, including cash investments exceeding $10,000 made pursuant to Requests for Waiver approved by the Trust, so as to reach the Administrator shortly before (but not later than) 4:00 p.m. Eastern time on the related OCI Payment Date or Waiver Payment Date. All optional cash investments are subject to collection by the Administrator for full face value in U.S. funds.

SOURCE  AND  PRICE  OF  SHARES  FOR  DIVIDEND  REINVESTMENT  AND  OPTIONAL  CASH
INVESTMENTS

Source

         If the Market Price plus estimated commissions for Shares of the Trust is less than the net asset value on the Valuation Date, the Administrator will purchase Shares on the Open Market through a bank or securities broker (including an affiliate of the Administrator) as provided herein. If the Market Price, plus estimated commissions, exceeds the net asset value before the Administrator has completed its purchases, the Administrator will use reasonable efforts to cease purchasing Shares, and the Trust shall issue the remaining Shares. If the Market Price, plus estimated commissions, is equal to or exceeds the net asset value on the Valuation Date, the Trust will issue the Shares to be acquired by the Plan.

         The Trust may, without prior notice to participants, determine that it will not issue new Shares for purchase pursuant to the Plan, even when the Market Price plus estimated commissions equals or exceeds net asset value, in which case the Administrator will purchase Shares pursuant to the Plan on the Open Market.

         The Administrator may commingle each participant's funds with those of other participants for the purpose of executing purchases.

         The Administrator will purchase Shares as soon as practicable beginning on the day after the Valuation Date and in no event later than 6 business days after the Valuation Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations.

         Dividend and voting rights on shares purchased in the Open Market will commence upon settlement, which is normally three business days after purchase. However, shares purchased in the Open Market within a period of three business days prior to and including a Dividend record date are considered purchased "ex-dividend" and therefore are not entitled to payment of that Dividend or voting rights.

Price

         Dividend Reinvestment

         If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to the reinvestment of Dividends will be credited to the participant's account at the weighted average price per share of all such shares purchased with respect to the relevant DRIP Investment Date. Shares purchased for the Plan directly from the Trust in connection with the reinvestment of Dividends will be acquired on the relevant DRIP Investment Date at the greater of (i) net asset value at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the Shares during the DRIP Pricing Period, minus a discount of 5%.

         Optional Cash Investments Not Exceeding $10,000

         If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to optional cash investments not exceeding $10,000 will be credited to the participant's account at the weighted average price per share of all such Shares purchased with respect to the relevant OCI Investment Date. Except in the case of cash investments made pursuant to Requests for Waiver, as detailed below under "Cash Investments Exceeding $10,000", Shares purchased directly from the Trust will be acquired on the relevant OCI Investment Date at the greater of (i) net asset value at the close of business on the Valuation Date or (ii) the average of the daily Market Price of the Shares during the OCI Pricing Period minus a discount, determined at the sole discretion of the Trust, ranging from 0% to 5%.

         The discount for optional cash investments is set by the Trust and may be changed or eliminated by the Trust without prior notice to participants at any time. On the last business day of each month, the Trust may establish a discount applicable to cash investments not exceeding $10,000. Participants may obtain the applicable discount by telephoning the Trust at (800) 331-1080.

         Shares purchased on the Open Market will not be eligible for the discount to Market Price and are subject to such terms and conditions, including price and delivery, as the Administrator may accept.

CASH INVESTMENTS EXCEEDING $10,000

Request for Waiver

         Optional cash investments in excess of $10,000 per month may be made only pursuant to a Request for Waiver accepted in writing by the Trust. A Request for Waiver must be received by the Trust at its corporate address or via facsimile at (602) 417-8327 no later than 4:00 p.m. Eastern time on the Request for Waiver Due Date. Request for Waiver forms may be obtained from the Trust at
(602) 417-8254. It is solely within the Trust's discretion as to whether any such approval for cash investments in excess of $10,000 will be granted. In deciding whether to approve a Request for Waiver, the Trust will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued Shares directly from the Trust or acquiring shares from third parties in the Open Market, the Trust's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Shares under the Plan, the participant submitting the request, the extent and nature of such participant's prior participation in the Plan, the number of Shares held by such participant and the aggregate amount of cash investments for which Requests for Waiver have been submitted by all participants. If such requests are submitted for any Waiver Investment Date for an aggregate amount in excess of the amount the Trust is then willing to accept, the Trust may honor such requests in order of receipt, pro rata or by any other method that the Trust determines in its sole discretion to be appropriate.

         The Trust anticipates that it will respond to each Request for Waiver by 8:00 p.m. Eastern time on the Request for Waiver Due Date. GOOD FUNDS ON ALL APPROVED REQUESTS FOR WAIVER MUST BE RECEIVED BY THE ADMINISTRATOR NOT LATER THAN 4:00 P.M. EASTERN TIME ON THE WAIVER PAYMENT DATE IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE RELEVANT WAIVER INVESTMENT DATE.

Waiver Price

         If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to Requests for Waiver will be credited to the participant's account at the weighted average price per share of all Shares purchased pursuant to Requests for Waiver with respect to the relevant Waiver Investment Date. Shares purchased directly from the Trust in connection with approved Requests for Waiver will be acquired on the Waiver Investment Date at the greater of (i) net asset value at the close of business on the Valuation Date, or (ii) the average of the daily Market Price of the Shares during the Waiver Pricing Period minus the Waiver Discount, if any, applicable to such shares (see "Waiver Discount and Minimum Price" below).

Waiver Discount and Minimum Price

         On the last business day of each month, the Trust may establish a Waiver Discount applicable to cash investments exceeding $10,000. The Waiver Discount, which may vary each month between 0% and 5%, will be established in the Trust's sole discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs of the Trust. The Waiver Discount will apply only to Shares purchased directly from the Trust.

         Notwithstanding anything contained herein to the contrary, the Trust may establish for each Waiver Pricing Period a minimum price applicable to the purchase of newly issued Shares purchased through cash investments made pursuant to Requests for Waiver approved by the Trust. This minimum price, if any, will be established by the Trust at least four business days prior to the first day of the Waiver Pricing Period, and will be established in the Trust's sole discretion after a review of current market conditions and other relevant factors. Participants may obtain the applicable Waiver Discount and minimum price by telephoning the Trust at (602) 417-8254. The minimum price will be a stated dollar amount that the Market Price of the Shares for a Trading Day of the Waiver Pricing Period must equal or exceed. In the event that such minimum price is not satisfied for a Trading Day of the Waiver Pricing Period, then such Trading Day and the trading prices for that day will be excluded from (i) the Waiver Pricing Period and (ii) the determination of the purchase price of the Shares for all cash investments made pursuant to Requests for Waiver approved by the Trust. Thus, for example, if the minimum price is not satisfied for two of the five Trading Days, then the purchase price of the Shares will be based upon the remaining three Trading Days for which the minimum price was satisfied.

         The minimum price discussed above applies only to cash investments made pursuant to Requests for Waiver approved by the Trust and not to the reinvestment of Dividends or investments that do not exceed $10,000.

INVESTMENTS MAY BE MADE IN THE FOLLOWING WAYS:

Check Investment

         Optional cash investments that do not exceed $10,000 may be made by personal check or money order payable in U.S. dollars to "Pilgrim America Prime Rate Trust." Checks should be mailed to:

Pilgrim America Prime Rate Trust
c/o DST Systems, Inc.
Post Office Box 419368
Kansas City, MO 64141

Checks drawn on non-U.S. banks, in U.S. dollars, may be subject to collection procedures which may delay the application of funds to purchase Shares. If such checks are accepted, any collection fees will be deducted.

Optional cash investments mailed to the Administrator should include the Optional Cash Investment Form. An Optional Cash Investment Form is attached. Additional Optional Cash Investment Forms are available upon request from the Administrator.

Wire Investment

         Optional cash investments that exceed $10,000 must be made by wire transfer to the Administrator. Optional cash investments that do not exceed $10,000 may also be made by wire transfer. [WIRE TRANSFER INSTRUCTIONS SHOULD BE INSERTED.] Participants making wire investments may be charged fees by the commercial bank initiating the transfer.

REPORTS TO PARTICIPANTS; TAX IMPLICATIONS

         Each participant will receive a quarterly account confirmation statement. Participants will also receive a confirmation statement after each transaction other than a Dividend reinvestment. Participants should retain these statements so as to be able to establish the cost basis of shares purchased under the Plan for income tax and other purposes. Duplicate statements will be available from the Administrator at the participant's expense. In addition, each participant will receive copies of the same communications sent to all other holders of Shares.

         The automatic reinvestment of dividends will not relieve you of any income tax payable on the dividends. If shares are purchased at a discount from the market price, participants may have income equal to the discount.

         All notices, statements and reports from the Administrator to a participant will be addressed to the participant at his or her latest address of record with the Administrator. Therefore, participants must promptly notify the Administrator of any change of address. To be effective with respect to mailings of Dividend checks and statements, address changes must be received by the Administrator prior to the record date for that Dividend.

CERTIFICATES FOR SHARES

         Shares purchased and held under the Plan will be held in book entry form by the Administrator. Participants may obtain a new certificate for all or some of the whole Shares held in their Plan accounts upon request to the Administrator. Such request may be in writing or by telephone, and may be made to the Trust's Shareholder Services Department. Issuance of a certificate pursuant to such request in no way affects Dividend reinvestment (see "Reinvestment of Cash Dividends" above).

         Shares of stock held by the Administrator for a participant's Plan account may not be pledged or assigned. A participant who wishes to pledge or assign any such Shares must request that a certificate for such Shares be issued in the participant's name.

PLAN OF DISTRIBUTION; EXPENSES

         Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of Shares that can be issued pursuant to the Plan.

         From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from the market price of Shares acquired through the Plan. Such Shares, including Shares acquired pursuant to Requests for Waiver approved with respect to the optional cash investment features of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Shares of the Trust trade or in privately negotiated transactions. Such transactions could cause fluctuations in the trading volume and price of the Shares. The difference between the price such owners pay to the Trust for Shares acquired under the Plan, after deduction of the applicable discount from the market price, and the price at which such Shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions. The Trust has no arrangements or understandings, formal or informal, with any person relating to the sale of Shares to be received under the program.

         The Trust will pay the costs of administering the Plan. There will be no brokerage commissions on purchases of Shares by the Administrator directly from the Trust. For shares purchased on the Open Market, participants will pay a pro rata portion of brokerage commissions for such purchase. Brokerage charges for purchasing Shares for individual Accounts through the Plan may be expected, but are not guaranteed, to be less than the usual brokerage charge for such transactions, as the Administrator will usually be purchasing shares for all participants in blocks and prorating the lower commission thus attainable.

         The Administrator may charge a participant for additional services not provided under the Plan or where specified charges are indicated. Certain expenses will be incurred by the participant if the participant requests that Shares be sold. Brokers or nominees who participate on behalf of Beneficial Owners for whom they are holding shares may charge such Beneficial Owners fees in connection with such participation, for which neither the Administrator nor the Trust will be responsible.

WITHDRAWAL

         Shareholders may withdraw from the Plan at any time by giving the Administrator a written notice or by contacting the Trust's Shareholder Service Department at (800) 331-1080. Elections to withdraw from the Plan will be effective immediately if notice is received by the Administrator prior to the relative Dividend Record Date; otherwise such notice will be effective on the first Trading Day after the DRIP Investment Date for such Dividend with respect to any subsequent Dividend.

         When a participant withdraws from the Plan and requests full certification of all Shares held with intent to close the account, or when the Plan is terminated, the participant will receive a certificate for full Shares in the Account. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Administrator as agent of the Plan and paid for by check when actually sold. Fractional Shares will be sold by the Administrator either on the open market or to the Plan for use in Dividend reinvestment or cash investment transactions. The price for fractional Shares will be either the actual market price received, after deducting any commissions, for open market sales, or the average daily Market Price for the two Trading Days immediately preceding the relevant Investment Date for sales to the Plan. If the certificate for full Shares or sale proceeds for fractional Shares are to be sent to anyone other than the registered owner(s) at the address of record, a signature guarantee will be required on the request.

MISCELLANEOUS

Stock Dividend or Rights Offering

         Any Dividends in Shares distributed by the Trust on Shares held in the Plan will be added to the participant's account. Dividends distributed on certificated Shares will be handled in the same manner as for shareholders who are not participating in the Plan.

         In the event of a rights offering, the participant will receive rights based upon the total number of whole shares owned, that is, the total number of Plan and certificated shares outstanding in the participant's name.

Voting of Shares Held in the Plan

         Whole and fractional shares held in a Plan account may be voted in person or by the proxy sent to the participant.

Limitation of Liability

         Neither the Trust nor the Administrator (nor any of their respective agents, representatives, employees, officers, directors, or subcontractors) will be liable in administering the Plan for any act done in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased or sold for participants, or any change in the market value of shares, or from failure to terminate a participant's account upon such a participant's death. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.

Change or Termination of the Plan

         The Trust, in its sole discretion, may suspend, modify or terminate the Plan at any time in whole, in part, or in respect of participants in one or more jurisdictions. Notice of such suspension, modification or termination will be sent to all affected participants. No such event will affect any Shares then credited to a participant's account. Upon any whole or partial termination of the Plan by the Trust, the participant may request a certificate for full Shares in the Account. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Administrator as agent of the Plan and paid for by check when actually sold. Any change in the Waiver Discount made by the Trust shall not constitute a modification of the Plan requiring notice to the participants.

Termination of a Participant

         If a participant does not own in excess of ten whole Shares of the Trust, the participant's participation in the Plan may be terminated. If such a participant is terminated, the participant will be sent a check for the cash value of any fractional share held in the participant's Plan account. The Trust may also terminate any participant's participation in the Plan for any reason (including, without limitation, the attempted circumvention by a participant of the $10,000 monthly maximum for cash purchases through the accumulation of Plan accounts over which they have control) after written notice in advance mailed to such participant at the address appearing on the Administrator's records. Participants whose participation in the Plan has been terminated will receive a certificate for full Shares in the Account. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Administrator as agent of the Plan and as transfer agent of the Fund and paid for by check when actually sold.

Profits On Sales Of Shares

         There is no assurance that participants will be able to sell Shares purchased pursuant to the Plan at a profit.

Future Dividends

         The payment of Dividends is dependent upon the generation of income by the Trust. There is no assurance that income will continue to be generated by the Trust in the future from which Dividends may be paid, and, therefore, there is no assurance that there will continue to be Dividends in the future to be reinvested pursuant to the Plan.

Attachments

A.       Schedule of Important Dates
B.       Enrollment Forms

                                  Attachment A

                       Schedule of Important Dates

                        Optional Cash Investments


  Optional Cash             Optional Cash
    and Waiver                & Waiver           Pricing Period                              Optional Cash             Waiver
Discount Set Date         Payment Due Date      Commencement Date       Valuation Date      Investment Date        Investment Date
     1/30/98                   2/6/98                2/10/98               2/17/98              2/18/98                2/19/98
     2/27/98                   3/6/98                3/10/98               3/16/98              3/17/98                3/18/98
     3/31/98                   4/6/98                4/8/98                4/15/98              4/16/98                4/17/98
     4/30/98                   5/7/98                5/11/98               5/15/98              5/18/98                5/19/98
     5/29/98                   6/5/98                6/9/98                6/15/98              6/16/98                6/17/98
     6/30/98                   7/7/98                7/9/98                7/15/98              7/16/98                7/17/98
     7/31/98                   8/7/98                8/11/98               8/17/98              8/18/98                8/19/98
     8/31/98                   9/4/98                9/9/98                9/15/98              9/16/98                9/17/98
     9/30/98                   10/7/98               10/9/98               10/15/98            10/16/98               10/19/98
     10/30/98                  11/6/98              11/10/98               11/16/98            11/17/98               11/18/98
     11/30/98                  12/7/98               12/9/98               12/15/98            12/16/98               12/17/98
     12/21/98                 12/28/98              12/30/98                1/6/99              1/7/99                 1/8/99
